Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) the Registration Statement (No. 333-48440) on Form S-8 of Forest Oil Corporation — 1992 Stock Option Plan of Forest Oil Corporation, (ii) the Registration Statement (No. 333-49376) on Form S-8 of Forest Oil Corporation — Forcenergy 1999 Stock Plan filed as Post Effective Amendment No. 1 to the Registration Statement of Forest Oil Corporation on Form S-4, (iii) the Registration Statements (Nos. 333-05497 and 333-89174) on Form S-8 of Forest Oil Corporation — Stock Incentive Plan, (iv) the Registration Statement (Nos. 333-81529 and 333-127873) on Form S-8 of Forest Oil Corporation — Employee Stock Purchase Plan, (v) the Registration Statements (Nos. 333-62408 and 333-108267) on Form S-8 of Forest Oil Corporation — 2001 Stock Incentive Plan, and (vi) the Registration Statement (No. 333-108271) on Form S-8 of Forest Oil Corporation — Employee Benefit Plan, of our report dated February 27, 2007 with respect to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, Forest Oil Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006 of Forest Oil Corporation, included in this annual report on Form 10-K for the year ended December 31, 2006.

Ernst and Young

Denver, Colorado
February 27,  2007